SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                  Commission File Number 0-51111


                           NOTIFICATION OF LATE FILING

                                  (Check One):

[  ] Form 10-K     [ ] Form 11-K     [ ] Form 20-F     [ X ] Form 10-Q


For Period Ended:  March 31, 2006

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________


________________________________________________________________________________

Part I- Registrant Information
________________________________________________________________________________

Full Name of Registrant:   Protocall Technologies Incorporated
                           _____________________________________________________


Former Name if Applicable:______________________________________________________


Address of Principal Executive Office (Street and Number): 47 Mall Drive
                                                           _____________________

City, State and Zip Code: Commack, New York 11725-5171
                          ______________________________________________________







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Part II - Rule 12b-25(b)and (c)
________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[ X ]  (a)   The  reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ]  (b)   The subject annual report or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
             and

[   ]  (c)   The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.



Part III - Narrative
________________________________________________________________________________

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F or 10-Q or portion thereof could not be filed within the prescribed time period.

       The Company's Quarterly Report on Form 10-QSB for the fiscal period ended March 31, 2006 cannot be filed within the prescribed time period because the Company is experiencing delays in the collection and compilation of certain information required to be included in the Form 10-QSB. The Company's Quarterly Report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date.





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Part IV - Other Information
________________________________________________________________________________

(1) Name and telephone number of person to contact in regard to this notification:

     Spencer G. Feldman                   (212)                   801-9221
     ___________________________________________________________________________
           (Name)                      (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s): Annual Report on Form 10-KSB for the year ended December 31, 2005

                                               [   ]   Yes      [X]      No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                               [   ]   Yes      [ X ]    No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       PROTOCALL TECHNOLOGIES INCORPORATED
                   ------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  May 15, 2006                                  By: /s/ Donald Hoffmann

                                                         -----------------------
                                                         Donald Hoffmann
                                                         Chief Executive Officer



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